Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VelocityShares 3x Long Gold ETN Linked to the S&P GSCI® Gold Index ER due October 14, 2031	$1,511,670	$194.70

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

February 10, 2014

Pricing Supplement Addendum No. 326 dated February 10, 2014

To the Pricing Supplement No. VLS ETN-2/A9 dated December 27, 2013,

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 23, 2012

VelocityShares™ 3x Long Gold ETN Linked to the S&P GSCI® Gold Index ER due October 14, 2031 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D688/US22542D6884

NYSE Arca Ticker Symbol:	UGLD

Aggregate Offering Price of ETNs:	$1,511,670

Public Offering Price per ETN:	$15.1167

Principal Amount of ETNs:	$5,000,000

Principal Amount per ETN:	$50.00

Trade Date:	February 10, 2014

Settlement Date:	February 13, 2014

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor’s option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-18 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse